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                     July 11, 2022

       Ronald Tam
       Co-Chief Financial Officer and Chief Strategy Officer
       Huize Holding Limited
       5/F, Building 3-4
       Shenzhen Animation Park, Yuehai Road, Nanhai Avenue
       Nanshan District, Shenzhen 518052, People   s Republic of China

                                                        Re: Huize Holding
Limited
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Form 20-F for
Fiscal Year Ended December 31, 2020
                                                            File No. 001-39216

       Dear Mr. Tam:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance